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EX.99.H(6)

                     [FORM OF] EXPENSE LIMITATION AGREEMENT

       THIS EXPENSE LIMITATION AGREEMENT, made as of the 27th day of February, 2001 by and among FLAG INVESTORS SERIES FUNDS, INC., on behalf of Flag Investors International Equity Fund, a Maryland corporation (the " Fund"), INTERNATIONAL EQUITY PORTFOLIO, a New York trust (the "Portfolio"), BANKERS TRUST, a New York corporation (the "Advisor") and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "ICCC" or the "Administrator"), with respect to the following:

       WHEREAS, the Advisor serves as the Portfolio's investment advisor pursuant to an Investment Advisory Agreement dated June 4, 1999 and ICCC serves as the Fund's administrator pursuant to a Master Services Agreement dated September 1, 2000; and

       WHEREAS, the Fund, the Advisor and the Administrator desire to enter into a contractual fee waiver and expense reimbursement arrangement for Class A Shares, Class B Shares, and Class C Shares for the period beginning on February 28, 2001 and ending on February 28, 2002.

       WHEREAS, the Fund, the Advisor and the Administrator desire to enter into a contractual fee waiver and expense reimbursement arrangement for Institutional Shares for the period beginning on August 1, 2001 and ending on February 28, 2002.

       NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

       1. The Advisor and Administrator agree to waive their fees and reimburse expenses for the above stated periods to the extent necessary so that the Fund's total annual operating expenses do not exceed 1.50% of the Class A Shares' average daily net assets, 2.25% of the Class B Shares' and the Class C Shares' respective average daily net assets and 1.25% of the Institutional Shares' average daily net assets.

       2. Upon the termination of the Investment Advisory Agreement or the Master Services Agreement, this Agreement shall automatically terminate.



       3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to






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              incorporate the effect of such rule, regulation or order.
              Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

                         IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]

                        FLAG INVESTORS SERIES FUNDS, INC.



Attest:



By:      ________________________     By: ___________________________

Name:                            Name:             Amy M. Olmert

                                 Title:            Secretary





                         INTERNATIONAL EQUITY PORTFOLIO



Attest:

By:      ________________________     By: ___________________________

Name:                            Name:             Daniel O. Hirsch

                                 Title:            Secretary







                                      BANKERS TRUST



Attest:



By:      ________________________     By: ____________________________

Name:                            Name:             Ross C. Youngman

                                 Title:            Managing Director







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                                      INVESTMENT COMPANY

                                      CAPITAL CORP.



By:      ________________________     By: ___________________________

Name:                            Name:             Edward J. Veilleux

                                 Title:            Executive Vice President





























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